Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

Verb Technology Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Debt	Debt Securities	457(r)		(1)	—	—	—	—
	Equity	Common Stock, par value $0.0001	457(r)		(1)	—	—	—	—
	Equity	Preferred Stock, par value $0.0001	457(r)		(1)	—	—	—	—
	Other	Warrants	457(r)		(1)	—	—	—
	Other	Rights	457(r)		(1)	—	—	—
	Other	Purchase Contracts	457(r)		(1)	—	—	—
	Other	Units	457(r)		(1)	—	—	—
	Equity	Common Stock, par value $0.0001	457(o)	$1,000,000,000	(2)	—	$1,000,000,000	0.00015310	$153,100
				—		—	—	—	—
Fees Previously Paid	—	—	—	—		—	—		—

Carry Forward Securities
Carry Forward Securities	—	—	—	—			—		—	—	—	—	—
	Total Offering Amounts						$1,000,000,000		$153,100
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$153,100

(1)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, Verb Technology Company, Inc. (the “Company”) is deferring payment of all of the registration fee. Registration fees will be paid subsequently on a “pay as you go” basis. The Company will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment. The amount to be registered consists of an indeterminate amount of the securities of each identified class as may from time to time be offered at indeterminate prices. This registration statement also covers an indeterminate amount of the identified classes of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities of the registrant. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(2)	In accordance with Rule 457(o), the registrant is paying fees in connection with the $1,000,000,000 of the registrant’s common stock that may be issued and sold from time to time under the Sales Agreement.